BLUE CALYPSO RECEIVES FUNDING FROM STRATEGIC INVESTOR BONANZA CAPITAL

• Investment Aligns Blue Calypso with Bernay Box, Founder and Managing Partner of Bonanza Capital, Ltd.

• Blue Calypso Raises $1.0 Million

DALLAS, TX – (BUSINESS WIRE) – 10/11/13 – Blue Calypso, Inc., (OTCBB: BCYP), developer of digital innovation products and services, has secured funding from strategic investor Bonanza Capital.

Bernay Box, founder and managing partner of Bonanza Capital said, "We're excited about the potential opportunities the Blue Calypso technology can bring to the mobile advertising and brand engagement efforts of its partners." Mr. Box also serves as chairman of Points International, Ltd.

“Our social media amplification and newly acquired gamification technology enables companies to socialize brands and products, to improve consumer loyalty and to monetize relationships with advocates,” stated Bill Ogle, CEO of Blue Calypso.  “Our solutions are attracting strategic investors with extensive experience. Mr. Box has advised many micro-cap companies in their growth period. Notably as the chairman of Points International, he has significant connections within the community of consumer-facing, brand-focused businesses.”

The company raised $1.0 million in gross proceeds from the sale of common stock priced at $0.13 per share.

About Bonanza Capital

Bonanza Capital has been successfully investing in the micro-cap space for twenty-five years. Bernay Box, its founder & managing partner, is the Chairman of Points International- the largest loyalty currency platform for the worlds’ largest travel and hospitality brands.  Box has also made strategic investments in rewardStyle, a monetization platform for publishers and retailers, and thismoment, an Enterprise Platform for managing global brands digital presence across multiple social sites and devices.

About Blue Calypso, Inc.

Blue Calypso, Inc. (OTCBB: BCYP) develops digital innovation products and services for the social media marketplace using its patented IP portfolio. The company enables businesses to employ digital advertising to share and socialize brand content as well as track performance, monitor engagements and gather robust analytics – all at lower costs than traditional marketing. Already, Blue Calypso has attracted a handful of large, well-known consumer facing companies in automotive, retail, travel and consumer goods. Blue Calypso licenses its IP in addition to offering digital innovation services through Blue Calypso Labs and solutions including POPSHARE™, SOCIALECHO™, EMGAGE™ and DashTAGG™. For more about the company please visit www.bluecalypso.com

Forward Looking Statements

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other unknown factors that could cause the actual results of the Company to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms "believes," "belief," "expects," "intends," "anticipates," "will," or "plans" to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports filed with the Securities and Exchange Commission.

Investor Relations:

LHA

Cathy Mattison and Kirsten Chapman

415-433-3777

blue@lhai.com